                                                                    EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 S1 CORPORATION,

                         AUSTIN ACQUISITION CORPORATION,

                               Q-UP SYSTEMS, INC.,

                                       AND

                    FOR THE LIMITED PURPOSES SET FORTH HEREIN

                        CERTAIN OF THE Q-UP SHAREHOLDERS

                            DATED AS OF MARCH 6, 2000





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
AGREEMENT AND PLAN OF MERGER.........................................................................1
ARTICLE I THE MERGER.................................................................................2
      1.1      The Merger............................................................................2
      1.2      Effective Time........................................................................2
      1.3      Effects of the Merger.................................................................2
      1.4      Conversion of Q-Up Capital Stock......................................................2
      1.5      Conversion of Merger Sub Common Stock.................................................5
      1.6      Options, Warrants and Other Rights....................................................5
      1.7      Articles of Incorporation.............................................................5
      1.8      By-Laws...............................................................................5
      1.9      Directors and Officers................................................................6
      1.10     Tax Consequences......................................................................6
ARTICLE II EXCHANGE OF SHARES AND ESCROW.............................................................6
      2.1      Exchange of Shares and Escrow Agreement...............................................6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF Q-UP...................................................7
      3.1      Corporate Organization................................................................7
      3.2      Capitalization........................................................................8
      3.3      Authority; No Violation...............................................................9
      3.4      Consents and Approvals................................................................9
      3.5      Financial Statements; Exchange Act Filings; Books and Records.........................10
      3.6      Broker's Fees.........................................................................10
      3.7      Absence of Certain Changes or Events..................................................10
      3.8      Legal Proceedings.....................................................................10
      3.9      Taxes and Tax Returns.................................................................11
      3.10     Employee Plans........................................................................12
      3.11     Certain Contracts.....................................................................14
      3.12     Agreements with Regulatory Agencies...................................................14
      3.13     Environmental Matters.................................................................15
      3.14     Properties and Assets.................................................................15
      3.15     Insurance.............................................................................16
      3.16     Compliance with Applicable Laws.......................................................16
      3.17     Intellectual Property.................................................................16
      3.18     Affiliates............................................................................18
      3.19     Shareholder Meeting...................................................................18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF S1......................................................19
      4.1      Corporate Organization................................................................19
      4.2      Capitalization........................................................................19
      4.3      Authority; No Violation...............................................................20
      4.4      Consents and Approvals................................................................21
      4.5      Financial Statements; Exchange Act Filings; Books and Records.........................21
      4.6      Absence of Certain Changes or Events..................................................22
      4.7      Broker's Fees.........................................................................22
      4.8      SEC Filings...........................................................................22
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................22
      5.1      Covenants of Q-Up.....................................................................22
      5.2      Compliance with Antitrust Laws........................................................25
ARTICLE VI ADDITIONAL AGREEMENTS.....................................................................25
      6.1      Regulatory Matters....................................................................25
      6.2      Access to Information.................................................................26
      6.3      Legal Conditions to Merger............................................................27
      6.4      Stock Exchange Listing................................................................27

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
      6.5      Employees.............................................................................27
      6.6      Additional Agreements.................................................................27
      6.7      Advice of Changes.....................................................................27
      6.8      Current Information...................................................................28
      6.9      Transaction Expenses of Q-Up..........................................................28
      6.10     Form S-8..............................................................................28
      6.11     Indemnification of Q-Up...............................................................28
      6.12     Indemnification of S1.................................................................29
      6.13     Claim for Indemnification.............................................................29
      6.14     Lock-up...............................................................................30
      6.15     Additional Options....................................................................31
      6.16     Registration Rights...................................................................31
      6.17     Disclosure Schedule...................................................................34
      6.18     Other Transactions....................................................................34
      6.19     No Solicitation.......................................................................35
      6.20     Charter Amendment.....................................................................35
ARTICLE VII CONDITIONS PRECEDENT.....................................................................35
      7.1      Conditions to Each Party's Obligation To Effect the Merger............................35
      7.2      Conditions to Obligations of S1 and Merger Sub........................................36
      7.3      Conditions to Obligations of Q-Up.....................................................37
ARTICLE VIII TERMINATION AND AMENDMENT...............................................................38
      8.1      Termination...........................................................................38
      8.2      Effect of Termination.................................................................40
      8.3      Amendment.............................................................................40
      8.4      Extension; Waiver.....................................................................40
ARTICLE IX GENERAL PROVISIONS........................................................................40
      9.1      Closing...............................................................................40
      9.2      Survival of Representations, Warranties and Agreements................................41
      9.3      Expenses; Breakup Fee.................................................................41
      9.4      Notices...............................................................................41
      9.5      Interpretation........................................................................42
      9.6      Counterparts..........................................................................42
      9.7      Entire Agreement......................................................................42
      9.8      Governing Law.........................................................................42
      9.9      Enforcement of Agreement..............................................................43
      9.10     Severability..........................................................................43
      9.11     Publicity.............................................................................43
      9.12     Assignment; Limitation of Benefits....................................................43
      9.13     Additional Definitions................................................................43


      Exhibit A   Articles of Merger
      Exhibit B   Escrow Agreement
      Exhibit C   Q-Up Shareholder Agreement
      Exhibit D   Noncompetition Agreement


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

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of March 6, 2000 by and among S1 Corporation, a Delaware corporation ("S1"), Austin Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of S1 ("MERGER SUB"), Q-Up Systems, Inc., a Texas corporation ("Q-UP") and, for the limited purposes of Sections 6.12 and 6.13 herein, those shareholders of Q-Up who are signatories hereto (the "Q-UP SHAREHOLDERS").

                              W I T N E S S E T H:

                  WHEREAS, Q-Up provides Internet banking and e-commerce portal products for financial institutions (the "BUSINESS");

                  WHEREAS, the Boards of Directors of S1, Merger Sub and Q-Up have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Q-Up, with Q-Up being the Surviving Corporation (as defined) and becoming a wholly owned subsidiary of S1 (the "MERGER");

                  WHEREAS, as an inducement to S1 to enter into this Agreement and pursuant to that certain that certain Q-Up Systems, Inc. Consent, Waiver and Voting Agreement, executed concurrently herewith (the "WAIVER AGREEMENT"), the holders of Series A Convertible Stock (as defined below) and Series B Redeemable Stock (as defined below) have agreed to waive certain rights in connection with such shares;

                  WHEREAS, it is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

                  WHEREAS, as an inducement to S1 to enter into this Agreement, Robert H. Seale III, Chief Executive Officer of Q-Up, and Daniel Martin, President of Q-Up, have agreed to enter into a noncompetition agreement as of the Effective Time (as defined herein), the form of which is attached as EXHIBIT D hereto (the "NONCOMPETITION AGREEMENT");

                  WHEREAS, each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of Q-Up has delivered to S1, concurrently with the execution of this Agreement, a shareholder agreement in the form of EXHIBIT C hereto (the "Q-UP SHAREHOLDER AGREEMENT"); and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1      THE MERGER.

         Subject to the terms and conditions of this Agreement, in accordance with the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge into Q-Up, with Q-Up being the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") in the Merger. Upon consummation of the Merger, the corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Texas corporation, and a wholly owned subsidiary of S1.

         1.2      EFFECTIVE TIME.

         The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), upon the filing of the articles of merger (the "ARTICLES OF MERGER") in the form attached as EXHIBIT A hereto with the Secretary of State of the State of Texas (or at such later time as may be agreed by Q-Up and S1 in writing and specified in the Articles of Merger). The term "EFFECTIVE TIME" shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

         1.3      EFFECTS OF THE MERGER.

         At and after the Effective Time, the Merger shall have the effects set forth in Section 5.06 of the TBCA.

         1.4      CONVERSION OF Q-UP CAPITAL STOCK.

                  (a) At the Effective Time, subject to Sections 1.4(b), 1.4(c), 1.4(d), 1.4(e), 1.4(f), 1.4(g), 1.4(h), 1.4(i) and 1.4(j) hereof, each share of Q-Up Common Stock and each share of Q-Up Conversion Stock (as defined below) issued and outstanding or otherwise deemed to be issued and outstanding pursuant to the Articles of Incorporation of Q-Up immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, and be exchangeable for (i) such number of shares of S1 Common Stock, $0.01 par value per share (the "S1 COMMON STOCK") that results from dividing 2,342,032 (the "FIRM SHARES") by the number of Q-Up Common Equivalents (as defined below) (the "FIRM EXCHANGE RATIO") and (ii) the contingent right to receive not more than such number of shares of S1 Common Stock that results from dividing 260,225 (the "ESCROW SHARES") by the number of Q-Up Common Equivalents (the "ESCROW EXCHANGE RATIO"). The sum of the Firm Exchange Ratio and the Escrow Exchange Ratio is referred to herein as the "EXCHANGE RATIO."

                  "Q-UP COMMON EQUIVALENTS" shall mean the total of (i) the number of shares of Q-Up Common Stock issued and outstanding immediately prior to the Effective Time; plus (ii) the number of shares of "Q-Up Conversion Stock" (as defined below); plus (iii) the number of shares of Q-Up Common Stock subject to options granted pursuant to the Q-Up Stock Plan, which are outstanding immediately prior to the Effective Time (as defined in Section 1.6 hereto) (the "Q-UP OPTIONS") or otherwise pursuant to any other options, warrants, rights or agreements for the purchase from Q-Up of any shares of Q-Up Common Stock or other shares of capital stock or other shares of capital stock or securities exercisable or exchangeable for Q-Up Common Stock or other shares of capital stock outstanding immediately prior to the Effective Time; provided that this shall not include up to 6,936,530 Q-Up Options granted after the date hereof.

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

                  "Q-UP CONVERSION STOCK" shall mean the number of shares of Q-Up Common Stock that would result from the conversion of each share of Q-Up Series A Convertible Preferred Stock ("Q-Up Series A Convertible Stock"), issued and outstanding immediately prior to the Effective Time.

                  (b) At the Effective Time, subject to Sections 1.4(a), 1.4(c), 1.4(d), 1.4(e), 1.4(f), 1.4(g), 1.4(h), 1.4(i) and 1.4(j) hereof, each share of Q-Up Series B Redeemable Preferred Stock ("Q-UP SERIES B REDEEMABLE STOCK") issued and outstanding or otherwise deemed to be issued and outstanding pursuant to the Articles of Incorporation of Q-Up immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, and be exchangeable for such number of shares of S1 Common Stock (the "SERIES B EXCHANGE SHARES") that results from dividing $5,000,000 by the average of the daily closing asking prices per share for S1 Common Stock for the ten consecutive trading days on which shares of S1 Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date (the "FAIR MARKET Value") (the "SERIES B EXCHANGE RATIO").

                  (c) At the Effective Time, subject to Sections 1.4(a), 1.4(c), 1.4(d), 1.4(e), 1.4(f), 1.4(g), 1.4(h), 1.4(i) and 1.4(j) hereof, each share of Q-Up Series A Redeemable Preferred Stock ("Q-UP SERIES A REDEEMABLE STOCK") issued and outstanding or otherwise deemed to be issued and outstanding pursuant to the Articles of Incorporation of Q-Up immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, and be exchangeable for such number of shares of S1 Common Stock (the "SERIES A EXCHANGE SHARES") that results from dividing $2,500,000 by the Fair Market Value of S1 Common Stock (the "SERIES A EXCHANGE RATIO").

                  (d) Immediately prior to the Effective Time, each holder of record of Q-Up Series A Convertible Stock shall surrender his, her or its certificates representing Q-Up Series A Convertible Stock to Q-Up pursuant to
Section 6(c) of Subdivision A of Article 4 of the Q-Up Articles of Incorporation. Without any further action on the part of any holder of such Q-Up Series A Convertible Stock, each such share of Q-Up Series A Convertible Stock outstanding immediately prior to the Effective Time shall be deemed to have been converted into one share of Q-Up Common Stock and one share of Q-Up Series A Redeemable Stock.

                  (e) Pursuant to the Waiver Agreement, immediately prior to the Effective Time, each holder of record of Q-Up Series A Convertible Stock shall (i) convert its shares of Series A Convertible Stock into Q-Up Common Stock and Q-Up Series A Redeemable Stock, and (ii) elect to participate in the Merger; and each holder of Q-Up Series B Redeemable Stock shall agree to waive its redemption rights for such stock and agree to exchange his, her or its shares of Q-Up Series B Redeemable Stock for the Series B Exchange Shares; and each subsequent holder of Q-Up Series A Redeemable Stock shall agree to waive his, her or its redemption rights for Q-Up Series A Redeemable Stock and agree to exchange his, her or its shares of such stock for the Series A Exchange Shares.

                  (f) At the Effective Time, all of the shares of Q-Up Common Stock and Q-Up Series A Convertible Stock or any other capital stock of Q-Up (together, the "Q-UP CAPITAL STOCK") converted into S1 Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "CERTIFICATE") previously representing any such shares of Q-Up Capital Stock shall thereafter represent the right to receive (i) the number of whole Firm Shares, (ii) cash in lieu of fractional Firm Shares into which the shares of Q-Up Capital Stock represented by such certificate have been converted pursuant to Section 1.4(a) hereof and (iii) the contingent right to receive Series A Escrow Shares as provided in the Escrow Agreement (as defined in Section 2.1(b) hereto). At the Effective Time, all of the shares of Q-Up Series B Redeemable Stock converted into S1 Common Stock pursuant to this Article I shall no longer be outstanding and shall

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

automatically be canceled and shall cease to exist, and each certificate previously representing shares of Q-Up Series B Redeemable Stock shall thereafter represent the right to receive (x) the number of whole Series B Exchange Shares, and (y) cash in lieu of fractional Series B Exchange Shares into which the shares of Q-Up Series B Redeemable Stock represented by such Certificate have been converted pursuant to Section 1.4(b) hereof. At the Effective Time, all of the shares of Q-Up Series A Redeemable Stock converted into S1 Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing shares of Q-Up Series A Redeemable Stock shall thereafter represent the right to receive (x) the number of whole Series A Exchange Shares, and (y) cash in lieu of fractional Series A Exchange Shares into which the shares of Q-Up Series A Redeemable Stock represented by such Certificate have been converted pursuant to Section 1.4(c) hereof.

                  (g) At the Effective Time, (i) all shares of Q-Up Capital Stock that are owned by Q-Up as treasury stock and (ii) all shares of Q-Up Common Stock that are owned directly or indirectly by S1 or Q-Up or any of their respective Subsidiaries, shall be canceled and shall cease to exist and no stock of S1 or other consideration shall be delivered in exchange therefor. All shares of S1 Common Stock that are owned by Q-Up or any of its Subsidiaries shall become treasury stock of S1.

                  (h) Certificates for fractions of shares of S1 Common Stock will not be issued. In lieu of a fraction of a share of S1 Common Stock, each holder of Q-Up Capital Stock otherwise entitled to a fraction of a Firm Share shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the S1 Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the S1 Common Stock, which shall be deemed to be the average of the daily closing bid prices per share for S1 Common Stock for the twenty consecutive trading days on which shares of S1 Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date. In lieu of a fraction of a share of S1 Common Stock, each holder of Q-Up Series B Redeemable Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the S1 Common Stock to which such holder would otherwise be entitled, multiplied by (ii) Fair Market Value of S1 Common Stock. In lieu of a fraction of a share of S1 Common Stock, each holder of Q-Up Series A Redeemable Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the S1 Common Stock to which such holder would otherwise be entitled, multiplied by the Fair Market Value of S1 Common Stock. Following consummation of the Merger, no holder of Q-Up Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

                  (i) If any shares of Q-Up Capital Stock outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Q-Up, then the shares of S1 Common Stock issued in exchange for such shares of Q-Up Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of S1 Common Stock accordingly may be marked with appropriate legends. Q-Up shall take all action that may be necessary to ensure that, from and after the Effective Time, S1 is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (j) Holders of shares Q-Up Capital Stock, the rights of which entitle the holder thereof to vote on the Merger, shall have the right under Article 5.11 of the TBCA to dissent from the Merger. If the Merger is consummated, each holder of Q-Up Capital Stock who has not voted in favor of the Merger and who otherwise has perfected its right to dissent under Article 5.12 of the TBCA (a "DISSENTING SHAREHOLDER") shall be entitled to such rights of a dissenting shareholder, and each such share of Q-Up Capital Stock in respect of which rights to dissent shall have been perfected shall not be converted in accordance with this Agreement, unless such appraisal rights shall cease as provided in Article 5.13 of the TBCA.

         1.5      CONVERSION OF MERGER SUB COMMON STOCK.

         Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

         1.6      OPTIONS, WARRANTS AND OTHER RIGHTS.

         At the Effective Time, each option, warrant or other right or instrument (each, an "INSTRUMENT") granted by Q-Up to purchase shares of Q-Up Common Stock which is outstanding and unexercised immediately prior thereto, whether or not vested, shall be converted automatically into a corresponding right to purchase shares of S1 Common Stock in an amount and at an exercise price to be determined as provided below and, if applicable to any particular instrument, subject to the terms of the Q-Up Systems, Inc. 1999 Stock Option Plan (the "Q-UP STOCK Plan"):

         (a) The number of shares of S1 Common Stock to be subject to the instrument immediately after the Effective Time shall be equal to the product of the number of shares of Q-Up Common Stock subject to the instrument immediately prior to the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of S1 Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

         (b) The exercise price per share of S1 Common Stock under the instrument immediately after the Effective Time shall be equal to the exercise price per share of Q-Up Common Stock under the instrument immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

         The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Except as set forth in Section 1.6 of the Q-Up Disclosure Schedule, the duration, vesting schedule, exercisability and other terms of each instrument immediately after the Effective Time shall be the same as the corresponding terms in effect immediately prior to the Effective Time. Except as set forth in Section 1.6 of the Q-Up Disclosure Schedule, vesting of stock options under the Q-Up Stock Plan shall not be accelerated as a result of the Merger. Continuous employment with Q-Up shall be credited to the optionee for purposes of determining the vesting of all assumed Q-Up options after the Effective Time. It is intended that Q-Up options assumed by S1 shall qualify following the Effective Time as incentive stock options are defined in Section 422 of the Code to the extent such options qualified as such immediately prior to the Effective Time and the provisions of this Section 1.6 shall be applied consistently with such intent. As soon as reasonably practicable, but in no event more than 30 days after the Effective Time, S1 will issue to each holder of an assumed instrument notice of the foregoing assumption by S1 of such Q-Up instrument.

         1.7      ARTICLES OF INCORPORATION.

         At the Effective Time, the Articles of Incorporation of Q-Up, as the Surviving Corporation, shall be amended to be the same form of Articles of Incorporation as Merger Sub, except that the name of the Surviving Corporation shall be Q-Up Systems, Inc.

         1.8      BY-LAWS.

         At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

         1.9      DIRECTORS AND OFFICERS.

         At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time together with Robert H. Seale III shall be the directors of the Surviving Corporation. At the Effective Time, the officers of Q-Up immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

         1.10     TAX CONSEQUENCES.

                  (a) Except as otherwise required by the Internal Revenue Service (the "IRS") pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) S1 represents, solely for tax purposes, now, and as of the Closing Date, that it presently intends to continue Q-Up's historic business or use a significant portion of Q-Up's business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d); provided, however, that nothing contained herein shall constitute a representation by S1 regarding the tax consequences of the Merger or the transactions contemplated herein to Q-Up or any shareholder of Q-Up.

                  (c) Q-Up represents, solely for tax purposes, that it has not taken any action that would prevent the Merger from meeting the requirement under Section 368(a)(2)(E) of the Code that "substantially all of the assets" of Q-Up must be acquired in the Merger; provided, however, that nothing contained herein shall constitute a representation by Q-Up regarding the tax consequences of the Merger or the transactions contemplated herein.

                                   ARTICLE II
                          EXCHANGE OF SHARES AND ESCROW

         2.1      EXCHANGE OF SHARES AND ESCROW AGREEMENT.

                  (a) At the Effective Time, S1 shall exchange certificates representing Firm Shares, Series B Exchange Shares and Series A Exchange Shares, cash in lieu of fractional Firm Shares, Series B Exchange Shares and Series A Exchange Shares and any dividends or distributions issued pursuant to Section
1.4 and paid pursuant to this Section 2.1 for outstanding shares of Q-Up Capital Stock. Upon surrender of a Certificate to S1, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Firm Shares, Series B Exchange Shares or Series A Exchange Shares, as applicable, to which such holder of Q-Up Capital Stock shall have become entitled pursuant to the provisions of Article I hereof, (y) a check representing the amount of cash in lieu of fractional Firm Shares, Series B Exchange Shares or Series A Exchange Shares, as applicable, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions pursuant to this Section 2.1, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional Firm Shares, Series B Exchange Shares or Series A Exchange Shares, as applicable, and unpaid dividends and distributions, if any, payable to holders of Certificates. No dividends or other distributions declared after the Effective Time with respect to S1 Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Firm Shares represented by such Certificate. No holder of an unsurrendered

Certificate shall be entitled, until the surrender of such Certificate, to vote the Firm Shares into which his Q-Up Capital Stock shall have been converted.

                  (b) Whenever certificates representing Firm Shares are delivered to the holders of Certificates, S1 shall also deposit the Escrow Shares, rounded to the nearest whole share, and any dividends or distribution pursuant to this Section 2.1 to be issued and paid pursuant to Section 1.4 hereof with American Stock Transfer and Trust Company as escrow agent (the "ESCROW AGENT") to collectively be held in escrow pursuant to the Escrow Agreement attached hereto as EXHIBIT B, to be entered into among S1, the Shareholder Representative (as defined below) and the Escrow Agent (the "ESCROW AGREEMENT") and distributed in accordance with the terms thereof. Consummation of the Merger pursuant to his Agreement shall constitute an appointment of Robert H. Seale III as the shareholder representative (the "SHAREHOLDER REPRESENTATIVE") by all of the former Q-Up shareholders, with full power of substitution therefor. The Shareholder Representative shall have full power and authority to represent the former Q-Up shareholders and their successors with respect to all matters arising in connection with the Escrow Agreement, and all action taken by the Shareholder Representative thereunder shall be binding upon such former Q-Up shareholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority, on behalf of all the former Q-Up shareholders and their successors, to interpret all the terms and provisions of the Escrow Agreement, to negotiate and compromise any dispute which may arise under the Escrow Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF Q-UP

         Q-Up hereby makes the following representations and warranties to S1 and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the Q-Up Disclosure Schedule as of the date hereof, each of which is being relied upon by S1 and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Q-Up referenced below and thereby required of Q-Up pursuant to this Agreement, which disclosure schedules are cross-referenced to the specific sections and subsections of this Agreement and delivered pursuant to Section 6.19, are referred to herein as the "Q-UP DISCLOSURE SCHEDULE."

         3.1      CORPORATE ORGANIZATION.

                  (a) Q-Up is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Except as set forth in Section 3.1 of the Q-Up Disclosure Schedule, Q-Up has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and By-Laws of Q-Up, copies of which have been made available to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) No subsidiary of Q-Up is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Each subsidiary of Q-Up and the jurisdiction of its organization is set forth at Section 3.1(b) of the Q-Up Disclosure Schedule (each, a "Q-UP SUBSIDIARY"). Each Q-Up Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and By-Laws or other corporate governance documents of each Q-Up Subsidiary, copies of which have previously been made available to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                  (c) Neither Q-Up nor any Q-Up Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a "CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Q-Up nor any Q-Up Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

         3.2      CAPITALIZATION.

                  As of the date of this Agreement, the authorized capital stock of Q-Up consists of 20,000,000 shares of Q-Up Common Stock, of which 10,045,263 shares are issued and outstanding, 3,652,727 shares of Q-Up Series A Convertible Stock, of which 3,652,727 shares are issued and outstanding, 3,652,727 shares of Q-Up Series A Redeemable Stock, of which none of the shares are issued and outstanding, and 5,000,000 shares of Q-Up Series B Redeemable Stock, of which 5,000,000 shares are issued and outstanding. Section 3.2(a) of the Q-Up Disclosure Schedule sets forth a true and correct list of the shares of Q-Up Capital Stock owned of record and beneficially by each Q-Up shareholder presently, to be updated immediately prior to the Effective Time. As of the date hereof, 2,000,000 shares of Q-Up Common Stock are reserved for issuance of options and 3,652,727 shares of Q-Up Common Stock and 3,652,727 shares of Q-Up Series A Redeemable Stock are reserved for conversion of Q-Up Series A Convertible Stock. The Q-Up Series A Convertible Stock, Q-Up Series A Redeemable Stock and Q-Up Series B Redeemable Stock are collectively referred to herein as "Q-UP PREFERRED STOCK." All of the issued and outstanding shares of Q-Up Common Stock and Q-Up Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Q-Up Stock Plan and except as disclosed in Section 3.2 of the Q-Up Disclosure Schedule, Q-Up does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Q-Up Common Stock or Q-Up Preferred Stock or any other equity security of Q-Up or any securities representing the right to purchase or otherwise receive any shares of Q-Up Common Stock or any other equity security of Q-Up. The names of the optionees, the date of each option to purchase Q-Up Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Q-Up Stock Plans are set forth in Section 3.2(a) of the Q-Up Disclosure Schedule. Since December 31, 1999 Q-Up has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options granted prior to the date hereof under the Q-Up Stock Plan.

                  (b) Except as set forth in Section 3.2(b) of the Q-Up Disclosure Schedule, Q-Up owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Q-Up Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         3.3      AUTHORITY; NO VIOLATION.

                  (a) Q-Up has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of the shareholders of Q-Up, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Q-Up. The Board of Directors of Q-Up has declared this Agreement advisable and directed that this Agreement and the transactions contemplated hereby be submitted to Q-Up's shareholders for approval at a special meeting of such shareholders or by written consent in lieu of a meeting and, except for the adoption of this Agreement by the requisite vote of Q-Up's shareholders, no other corporate proceedings on the part of Q-Up (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Q-Up and (assuming due authorization, execution and delivery by S1 and Merger Sub of this Agreement) constitutes a valid and binding obligation of Q-Up, enforceable against Q-Up in accordance with their terms except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Except as set forth at Section 3.3(b) of the Q-Up Disclosure Schedule, none of the execution and delivery of this Agreement by Q-Up, the consummation by Q-Up of the transactions contemplated hereby, or compliance by Q-Up with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Q-Up, or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Q-Up or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Q-Up under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Q-Up is a party, or by which it or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Q-Up or the Surviving Corporation.

         3.4      CONSENTS AND APPROVALS.

                  (a) Except for (i) the approval of this Agreement by the requisite vote of the shareholders of Q-Up, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA,
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Q-Up Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY"), or with any third party are necessary in connection with (1) the execution and delivery by Q-Up of this Agreement and (2) the consummation by Q-Up of the Merger and the other transactions contemplated hereby except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have (x) a material adverse effect on the ability of S1 to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on Q-Up, S1 or the Surviving Corporation following the Effective Time.

                  (b) Except as set forth in Section 3.4(b) of the Q-Up Disclosure Schedule, Q-Up has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in
Section 3.4(a) cannot be obtained or granted on a timely basis.

         3.5      FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

         Q-Up has prepared and furnished to S1, and there are included as attachments to Section 3.5 of the Q-Up Disclosure Schedule, the balance sheet and the statements of income, changes in shareholders' equity and cash flows for such fiscal year of Q-Up as of the end of the fiscal year ending December 31, 1999 (the "BALANCE SHEET DATE"). The financial statements referred to in this
Section 3.5 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial condition of Q-Up and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Q-Up have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

         3.6      BROKER'S FEES.

         Neither Q-Up nor any Q-Up Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         3.7      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Except as disclosed in Section 3.7 of the Q-Up Disclosure Schedule or in the financial statements referred to in Section 3.5 hereof, since the Balance Sheet Date (i) neither Q-Up nor any Q-Up Subsidiary has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on Q-Up.

                  (b) Since the Balance Sheet Date, Q-Up and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

         3.8      LEGAL PROCEEDINGS.

                  (a) Except as disclosed in Section 3.8 of the Q-Up Disclosure Schedule, neither Q-Up nor any of its Subsidiaries is a party to any, and, to Q-Up's knowledge, there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Q-Up or any of its Subsidiaries.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Q-Up, any of its Subsidiaries or the assets of Q-Up or any of its Subsidiaries.

                  (c) No Governmental Entity has at any time challenged or questioned in a writing delivered to Q-Up the legal right of Q-Up to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Q-Up, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Q-Up to seek indemnification from Q-Up.

         3.9      TAXES AND TAX RETURNS.

         (a) For purposes of this Section 3.9, Q-Up shall include Q-Up and each Q-Up Subsidiary and any other affiliated or related corporation or entity if Q-Up or any Q-Up Subsidiary has or could have any material liability for the Taxes of such corporation or entity. Q-Up has duly filed all Tax Returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision in the financial statements referred to in Section 3.5 hereof in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by Taxing Authorities on or before the date hereof other than Taxes (a) that (x) are not yet delinquent or
(y) are being contested in good faith and set forth in Section 3.9 of the Q-Up Disclosure Schedule and (b) that have not been finally determined. The charges, accruals, and reserves with respect to Taxes in the financial statements referred to in Section 3.5 are adequate (determined in accordance with GAAP) and are at least equal to its liability for Taxes as of the date of such financial statements. There exists no proposed tax assessment against Q-Up except as disclosed in the financial statements referred to in Section 3.5 hereof in accordance with GAAP. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Q-Up. All Taxes that Q-Up is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. All liability with respect to the Tax Returns of Q-Up has been satisfied for all years to and including April 30, 1999. No Taxing Authority has notified Q-Up of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Q-Up. There are no material disputes pending, or claims asserted, for Taxes or assessments of Q-Up, nor has Q-Up given or been requested to give any currently effective waiver extending the statutory period of limitation applicable to any Tax Return. In addition, Tax Returns that are accurate and complete in all material respects have been filed by Q-Up for all periods for which returns were due with respect to income and employment tax withholding with respect to wages and other income and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Q-Up in the financial statements referred to in Section 3.5 hereto. Q-Up has provided or made available to S1 complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to Taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, pending claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns that have not been finally resolved, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Q-Up.

         (b)      For purposes of this Agreement:

                  "TAX" means any tax (including any income tax, employment tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                  "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

                  "TAXING AUTHORITY" means  any:

                           (a) nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           (b) federal, state, local, municipal, foreign, or
other government;

                           (c) governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           (d) multi-national organization or body; or

                           (e) body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         3.10     EMPLOYEE PLANS.

                  (a) For purposes of this Section 3.10, Q-Up shall include each of its Subsidiaries and any other entity that together with Q-Up would be deemed a "single employer" for purposes of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Sections 414(b), (c) or (m) (determined without regard to whether such entity conducts business in the United States). Section 3.10(a) of the Q-Up Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA) ("ERISA PLAN") and each other plan, arrangement or agreement providing benefits to the current or former employees of Q-Up that as of the date of this Agreement Q-Up maintains, to which Q-Up contributes or under which Q-Up has any liability, or within the last five years that Q-Up has maintained, to which Q-Up has contributed or under which Q-Up has had any liability (collectively, the "Q-UP PLANS"). Each Q-Up Plan that is an ERISA Plan is referred to as a "Q-UP ERISA PLAN."

                  (b) Q-Up has heretofore made available to S1 true, correct and complete copies of each of the Q-Up Plans and all related documents, including but not limited to (i) the actuarial report for such Q-Up ERISA Plan (if applicable) for each of the last five years or shorter period of the applicable Q-Up ERISA Plan's existence, (ii) the most recent determination letter from the Internal Revenue Service ("IRS") for each Q-Up ERISA Plan that has received a determination letter from the IRS, (iii) the current summary plan description and any summaries of material modification for each Q-Up ERISA Plan and any corresponding document for each other Q-Up Plan which have not been incorporated into the current summary plan description, (iv) all annual reports required to be filed with the IRS or other governmental agency for each Q-Up ERISA Plan filed for the preceding five plan years or shorter period of the applicable Q-Up ERISA Plan's existence and any annual or other periodical financial information concerning any other Q-Up Plan filed with any governmental agency, (v) all agreements with fiduciaries and service providers relating to the Q-Up Plan, (vi) all substantive correspondence relating to any such

Q-Up Plan addressed to or received from any governmental agency or authority,
(vii) all personnel, payroll, and employment manuals and policies, and (viii) a written description of any Q-Up Plan that is not otherwise in writing.

                  (c) Q-Up has performed all of its obligations under all Q-Up Plans. Q-Up has made appropriate entries in the financial statements referred to in Section 3.5 hereof in accordance with GAAP for all obligations and liabilities under the Q-Up Plans as of the date of this Agreement. No statement, either written or oral, has been made by Q-Up with regard to any Q-Up Plan that was not in accordance with the Q-Up Plan and that could have a Material Adverse Effect on S1. Q-Up has no liability to the IRS, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any Q-Up Plan. No Q-Up ERISA Plan is subject to title IV of ERISA and no Q-Up Plan is subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA.

                  (d) Except as set forth at Section 3.10(d) of the Q-Up Disclosure Schedule, (i) each of the Q-Up Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited, in the case of each Q-Up ERISA Plan, to ERISA and the Code, (ii) each of the Q-Up ERISA Plans intended to be "qualified" within the meaning of Section 401 of the Code is so qualified and Q-Up has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect or the time period for submitting a determination letter request and adopting retroactive amendments under Code
Section 410(b) and corresponding regulations is still open as of the date of this Agreement, (iii) no Q-Up Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Q-Up beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under an Q-Up Plan that also provides post-retirement income, annuity or pension benefits (including an "employee pension plan" as that term is defined in Section 3(2) of ERISA), (c) deferred compensation benefits under an Q-Up Plan that are accrued as liabilities in the financial statements referred to in Section 3.5 hereof in accordance with GAAP, or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Q-Up that has not been satisfied in full, and no condition exists that presents a material risk of Q-Up incurring a material liability thereunder, (v) no Q-Up ERISA Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA and no other Q-Up Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor, (vi) all contributions or other amounts required to be paid by Q-Up as of the date of this Agreement with respect to each Q-Up Plan and all other liabilities of each such entity with respect to each Q-Up Plan required to be paid as of the date of this Agreement, in respect of current or prior plan years have been paid or accrued in the financial statements referred to in Section 3.5 hereof in accordance with GAAP and, in the case of a Q-Up ERISA Plan, ERISA and the Code, (vii) Q-Up has not engaged in a "prohibited transaction" as defined in Section 406 of ERISA or
Section 4975 of the Code in connection with which Q-Up could be subject to either any material excise tax or civil penalty assessed pursuant to ERISA or the Code, (viii) to the knowledge of Q-Up, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Q-Up Plans or any trusts related thereto, (ix) all Q-Up Plans could be terminated as of the Closing without material liability to Q-Up in excess of the amount accrued and the usual administrative costs associated with termination of a plan therefor in the financial statements referred to in
Section 3.5 hereof in accordance with GAAP; (x) no Q-Up Plan, either individually or collectively, provides for any material payment by Q-Up that would not be deductible for U.S. federal income tax purposes pursuant to Sections 162(a)(1), 162(m) or 404 of the Code or that, after giving effect to the transactions contemplated by this Agreement, would constitute an "excess parachute payment" as defined in Code Section 280G; and (xi) no Q-Up ERISA Plan has experienced a "reportable event" (as such term is defined in ERISA and regulations thereunder) that is not subject to an administrative or statutory waiver from the reporting requirement.

         3.11     CERTAIN CONTRACTS.

                  (a) Except as set forth at Section 3.11 of the Q-Up Disclosure Schedule, neither Q-Up nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from S1, Q-Up, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement),
(iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) containing any covenant materially limiting the right of Q-Up or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights, (vi) relating to the disposition or acquisition by Q-Up or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Q-Up or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Q-Up's Subsidiaries that is material to Q-Up's business as currently conducted, or
(vii) to provide source code to any third party for any product or technology that is material to Q-Up and its Subsidiaries taken as a whole. Q-Up has previously made available to S1 true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Q-Up or any of its Subsidiaries is a party. Section 3.11(a) of the Q-Up Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Q-Up. Each contract, arrangement or commitment of the type described in this Section 3.11(a), whether or not set forth in Section 3.11(a) of the Q-Up Disclosure Schedule, is referred to herein as an "Q-UP CONTRACT", and neither Q-Up nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities know of, any violation of any material Q-Up Contract.

                  (b) (i) Except as set forth in Section 3.11 of the Q-Up Disclosure Schedule, each Q-Up Contract is valid and binding and in full force and effect as to the obligations of Q-Up thereunder, and, to the knowledge of Q-Up, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) Q-Up and each of its Subsidiaries has, and to the knowledge of Q-Up, each third party has, in all material respects performed all obligations required to be performed by it to date under each Q-Up Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Q-Up or any of its Subsidiaries under any such Q-Up Contract or, to the knowledge of Q-Up, any third party thereto.

         3.12     AGREEMENTS WITH REGULATORY AGENCIES.

         Q-Up (i) is not subject to any cease-and-desist or other order issued by, (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, and (iii) has not adopted any board resolutions at the request of (each, whether or not set forth in Section 3.12 of the Q-Up Disclosure Schedule, a "REGULATORY AGREEMENT"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, nor has Q-Up been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.13     ENVIRONMENTAL MATTERS.

                  (a) Each of Q-Up and the Q-Up Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                  (b) There is no suit, claim, action, proceeding, investigation or notice pending or to the knowledge of Q-Up's directors and executive officers threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Q-Up or any Q-Up Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Q-Up or any Q-Up Subsidiary;

                  (c) To the knowledge of Q-Up's directors and executive officers, during the period of Q-Up's or any Q-Up Subsidiary's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property; and

                  (d) For purposes of this Section 3.13, the term "HAZARDOUS MATERIAL" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

         3.14     PROPERTIES AND ASSETS.

         Section 3.14 of the Q-Up Disclosure Schedule lists (i) all real property owned by Q-Up and each Q-Up Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Q-Up or any Q-Up Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Q-Up or any Q-Up Subsidiary is a party; and (iv) all items of Q-Up's or any Q-Up Subsidiary's tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Q-Up's consolidated financial statements as of December 31, 1999 referred to in Section
3.5 hereof, (b) exceptions to title that do not interfere materially with Q-Up's or any Q-Up Subsidiary's use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1999, and (e) items listed in Section 3.14 of the Q-Up Disclosure Schedule, Q-Up and each Q-Up Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in its consolidated financial statements of Q-Up as of December 31, 1999, free and clear of all liens, claims, charges and other encumbrances. Q-Up and each Q-Up Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and there has not occurred under any such lease any material breach, violation or default by Q-Up, and neither Q-Up nor any Q-Up Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1999. All properties and assets used by Q-Up and each Q-Up Subsidiary are in good operating condition and repair (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect. Q-Up and each Q-Up Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Q-Up or any Q-Up Subsidiary is a party are valid and binding obligations of Q-Up, and to the knowledge of Q-Up with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. Neither Q-Up nor any Q-Up Subsidiary is in material default with respect to any such lease, and there has occurred no default by Q-Up or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Q-Up or any Q-Up Subsidiary of any of the property owned, leased, or occupied by them.

         3.15     INSURANCE.

         Section 3.15 of the Q-Up Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Q-Up and any Q-Up Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Q-Up and any Q-Up Subsidiary) are in full force and effect and have been in full force and effect since the respective dates each such policies and bonds were first obtained. As of the date hereof, neither Q-Up nor any Q-Up Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Q-Up and Q-Up Subsidiaries is, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Q-Up and the Q-Up Subsidiaries, and is sufficient for compliance by Q-Up and the Q-Up Subsidiaries with all requirements of Law and agreements to which Q-Up or any of the Q-Up Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.15 of the Q-Up Disclosure Schedule, as in effect on the date hereof, have been made available to S1.

         3.16     COMPLIANCE WITH APPLICABLE LAWS.

         Each of Q-Up and any Q-Up Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Q-Up nor any Q-Up Subsidiary has received any written notice or to Q-Up's knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

         3.17     INTELLECTUAL PROPERTY.

         Except, in each case, as set forth in Section 3.17 of the Q-Up Disclosure Schedule:

                  (a) (i) Q-Up and each Q-Up Subsidiary owns, free and clear of liens, orders and arbitration awards, or are licensed or otherwise possess valid and enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, Software (as defined below), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used in or necessary to conduct the business of Q-Up and the Q-Up Subsidiaries. "SOFTWARE" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Q-Up or any Q-Up Subsidiary, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

                           (ii) Except as would not be materially adverse to the
business of Q-Up or any Q-Up Subsidiary, Q-Up and the Q-Up Subsidiaries have taken commercially reasonable steps to protect their Intellectual Property. There is no litigation pending or, to the knowledge of Q-Up and the Q-Up Subsidiaries, threatened or any written claim from any person challenging the ownership, use, validity or enforceability of any Intellectual Property, nor is there any basis for the assertion of any such claim or challenge.

                  (b) Schedule 3.17(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights owned by Q-Up included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) software licenses and value added reseller agreements, and (iii) licenses, sublicenses and other agreements as to which Q-Up and any Q-Up Subsidiary are a party and pursuant to which Q-Up and its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including Software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in or form a part of any Q-Up or Q-Up Subsidiary product, except such schedule shall not include "off-the-shelf" or other software widely available through regular commercial channels.

                  (c) (i) To the knowledge of Q-Up and the Q-Up Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Q-Up or any Q-Up Subsidiary, any trade secret material to Q-Up or its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Q-Up or its Subsidiaries, by any employee of Q-Up or any Q-Up subsidiary or third party for whom Q-Up is responsible. Except as set forth in Schedule 3.17(c), there are no royalties, fees or other payments payable by Q-Up or its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                           (ii) To the knowledge of Q-Up and its Subsidiaries,
there has been no prior use of Q-Up's registered trademarks by any third party which would confer upon said third party superior rights in such trademarks. Q-Up and its Subsidiaries have taken reasonable steps to adequately police the trademarks against third party infringement, and the material trademarks registered in the United States and in other jurisdictions where Q-Up or its Subsidiaries are doing business have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or any amendment, supplement or office action related thereto.

                  (d) Q-Up and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Q-Up and its Subsidiaries will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Q-Up's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any material license agreements, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

                  (e) Q-Up and its Subsidiaries (i) have no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of the Business infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party; and (ii) have not advised any third party that such third party may be infringing any Intellectual Property or breaching any license or agreement involving Intellectual Property and have not brought or threatened any claim against such third party for such conduct.

                  (f) The Software owned or purported to be owned by Q-Up or any of its Subsidiaries, was either (i) developed by employees of Q-Up or any of its Subsidiaries within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to Q-Up or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by Q-Up or its Subsidiary from a third party.

                  (g) All employees and independent contractors and consultants of Q-Up and its Subsidiaries have executed and delivered to Q-Up or its Subsidiaries, as the case may be, agreements regarding the protection of proprietary information and the assignment to Q-Up or its Subsidiaries of any Intellectual Property arising from services performed for Q-Up or its Subsidiaries by such persons.

                  (h) Q-Up and its Subsidiaries have obtained or entered into written agreements with their employees and with third parties, in transactions deemed appropriate, in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by Q-Up and its Subsidiaries and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme ("Q-UP CONFIDENTIAL INFORMATION"), and do not know of any situation involving such employee or third party use, disclosure or appropriation of Q-Up Confidential Information where the lack of such a written agreement is likely to result in any Material Adverse Effect. Except as set forth in Schedule 3.17(h), neither Q-Up nor any of its Subsidiaries has furnished the source code of any of their Software products to any third party, deposited any such source code in escrow or otherwise provided access to such source code to any third party.

                  (i) Except as would not be materially adverse to the business of Q-Up or its Subsidiaries, Q-Up and its Subsidiaries have taken reasonable steps with the intent of ensuring that their products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and making accurate leap-year calculations, provided that all other non-Q-Up or Q-Up Subsidiary products (e.g., hardware, software and firmware) used in or in combination with Q-Up's or its Subsidiaries' products, properly exchange data with Q-Up's and its Subsidiaries products.

         3.18     AFFILIATES.

         Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Q-Up is listed at Section
3.18 of the Q-Up Disclosure Schedule, and each such person has delivered to S1, concurrently with the execution of this Agreement, the Q-Up Shareholder Agreement.

         3.19     SHAREHOLDER MEETING.

         As of the date hereof, Q-Up's board of directors has called a special meeting of Q-Up's shareholders of record as of the date hereof for the purposes of approving and adopting this Agreement and the Merger contemplated hereby.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF S1

         S1 hereby makes the following representations and warranties to Q-Up as set forth in this Article IV, subject to the exceptions disclosed in writing in the S1 Disclosure Schedule as of the date hereof, each of which is being relied upon by Q-Up as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of S1 referenced below or otherwise required of S1 pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered pursuant to Section 6.19, are referred to herein as the "S1 DISCLOSURE SCHEDULE."

         4.1      CORPORATE ORGANIZATION.

                  (a) S1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. S1 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of S1, copies of which have previously been made available to Q-Up, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Subsidiary of S1 (each, a "S1 SUBSIDIARY") and the jurisdiction of its organization is set forth at Section 4.1(b) of the S1 Disclosure Schedule. Each S1 Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each S1 Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The chartering and other corporate governance documents of each S1 Subsidiary, copies of which have previously been made available to Q-Up, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

         4.2      CAPITALIZATION.

                  (a) The authorized capital stock of S1 consists of (i) 350,000,000 shares of S1 Common Stock, of which 48,767,678 shares were outstanding at December 31, 1999 and (ii) 25,000,000 shares of serial preferred stock, par value $.01 per share ("S1 PREFERRED STOCK"), 1,637,832 shares of which were designated as "SERIES A CONVERTIBLE PREFERRED STOCK," 749,064 of which were designated as "SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK" and 215,000 shares of which were designated as "SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK." At December 31, 1999, 428,950 shares of Series A Convertible Preferred Stock, 749,064 shares of Series B Redeemable Convertible Preferred Stock and 215,000 shares of Series C Redeemable Convertible Preferred Stock were outstanding. At such date, there were 21,222,252 shares of S1 Common Stock reserved for issuance pursuant to employee and director stock options (of which options for 16,939,418 shares are currently outstanding) and 2,357,990 shares of S1 Common Stock reserved for conversion of S1 Preferred Stock. All of the issued and outstanding shares of S1 Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the shares of S1 Common Stock to be issued in the Merger (including, without limitation, upon exercise of options to purchase Q-Up Common Stock) are duly authorized and upon issuance in accordance with the terms hereof, will be validly issued, and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, S1 has not issued any new shares of S1 Capital Stock except as listed at
Section 4.2(a) of the S1 Disclosure Schedule, and S1 does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of S1 Common Stock or S1 Preferred Stock or any other equity securities of S1 or any securities presenting the right to purchase or otherwise receive any shares of S1 Common Stock or S1 Preferred Stock, other than as set forth at Section 4.2(a) of the S1 Disclosure Schedule.

                  (b) Except as set forth at Section 4.2(b) of the S1 Disclosure Schedule, S1 owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the S1 Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No S1 Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         4.3      AUTHORITY; NO VIOLATION.

                  (a) S1 has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of S1. The Board of Directors of S1 has declared this Agreement and the transactions contemplated hereby advisable and no other corporate proceedings on the part of S1 are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by S1 and (assuming due authorization, execution and delivery by Merger Sub and Q-Up of this Agreement and by the Shareholder Representative and the Escrow Agent of the Escrow Agreement) constitute a valid and binding obligation of S1, enforceable against S1 in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

                  (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub and the sole shareholder of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by S1 and Q-Up) constitutes valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally. All of the outstanding shares of Merger Sub common stock, par value $.01 per share, have been duly authorized, validly issued and are fully paid and non-assessable and are owned by S1. Merger Sub was formed for the purpose of consummating the Merger and has no material liabilities.

                  (c) Neither the execution and delivery of this Agreement by S1 or Merger Sub nor the consummation by S1 or Merger Sub of the transactions contemplated hereby, nor compliance by S1 or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of (x) the

Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of S1 or (y) the Articles of Incorporation or Bylaws of Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to S1 or Merger Sub or any of properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of S1 or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which S1 or Merger Sub is a party, or by which S1 or Merger Sub or any of their properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on S1 and its Subsidiaries taken as a whole.

         4.4      CONSENTS AND APPROVALS.

                  (a) Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the HSR Act, and the securities or antitrust laws of any foreign country, (iii) such filings and approvals as are required to be made or obtained with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of S1 Common Stock pursuant to this Agreement, (iv) such other consents and approvals as may be set forth in Section 4.4(a) of the S1 Disclosure Schedule, and (v) the filings required by Sections
6.10 and 6.16 hereof, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by S1 of this Agreement and the Escrow Agreement, and (2) the consummation by S1 of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have (x) a material adverse effect on the ability of S1 or Merger Sub to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on Q-Up, S1 or the Surviving Corporation following the Effective Time.

                  (b) S1 hereby represents to Q-Up that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

         4.5      FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

         S1 has previously made available to Q-Up true, correct and complete copies of the consolidated balance sheets of S1 and its Subsidiaries as of December 31 for the fiscal years 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of KPMG LLP, the then-independent public accountants with respect to S1, and the interim financial statements of S1 as of and for the nine months ended September 30, 1999 and 1998, as included in S1's quarterly report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) (the "S1 FINANCIAL STATEMENTS") fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial condition of S1 and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements

(including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and S1 has previously made available to Q-Up true, correct and complete copies of such reports. The books and records of S1 and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

         4.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Except as disclosed in its reports filed prior to the date hereof under the Exchange Act, there have been no changes in the business, operations, results of operations or financial condition of S1 and its Subsidiaries which have had a Material Adverse Effect on S1, and since December 31, 1998 neither S1 nor any of its Subsidiaries has incurred any material liability, except as contemplated hereby or in the ordinary course of their business consistent with their past practices and which has not had a Material Adverse Effect on S1 and its Subsidiaries taken as a whole. Since December 31, 1998, S1 and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

         4.7      BROKER'S FEES.

         Except as set forth at Section 4.7 of the S1 Disclosure Schedule, neither S1 nor any S1 Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         4.8      SEC FILINGS.

         S1 has filed (i) all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act for the previous 12 calendar months and (ii) in a timely manner all reports required to be filed during the previous 12 calendar months.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1      COVENANTS OF Q-UP.

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of S1, Q-Up and each Q-Up Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices. Q-Up will use its commercially reasonable efforts to (x) preserve its business organization and that of each Q-Up Subsidiary intact, (y) keep available to itself and S1 the present services of the employees of Q-Up and each Q-Up Subsidiary and (z) preserve for itself and S1 the goodwill of the customers of Q-Up and each Q-Up Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Q-Up Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by S1 in writing, Q-Up shall not, and shall not permit any Q-Up Subsidiary to:

                  (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock or, except as permitted by Section 5.1(c), issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Q-Up Stock Plan in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire (except repurchases of unvested shares at cost in connection with the termination of the employee relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement), any shares of the capital stock of Q-Up or any Q-Up Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Q-Up or any Q-Up Subsidiary;

                  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of Q-Up Common Stock pursuant to the exercise of vested options granted under the Q-Up Stock Plan;

                  (d) amend its Articles of Incorporation, By-Laws or other similar governing documents;

                  (e) authorize or permit any of Q-Up's officers, directors, employees or agents to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries relating to, or the making of any proposal for, hold substantive discussions or negotiations with, knowingly provide any information to, any person, entity or group (other than S1) concerning any Q-Up Acquisition Transaction (as defined below), or approve, endorse or recommend any such proposal or enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Q-Up Acquisition Transaction. Q-Up will, as of the date hereof, cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than S1 with respect to any of the foregoing. As used in this Agreement, Q-Up Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving Q-Up, or (iii) other than through the Merger and the transactions contemplated or permitted by this Agreement, the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of Q-Up involving or contemplating the acquisition or purchase of more than 1%, in the case of any class or series of capital stock or 1% in the case of the assets of Q-Up, as well as any lease or sale transaction out of the ordinary course of business of more than 1% of the assets of Q-Up or any liquidation or dissolution of Q-Up;

                  (f) make capital expenditures aggregating in excess of $75,000;

                  (g) enter into any new line of business or, except in the ordinary course of business, (i) enter into any material contract (as defined in Item 601(b)(10) of Regulation S-K), or other contract requiring aggregate payments exceeding $50,000, or (ii) modify, amend or transfer in any material respect, or terminate, any material contract to which Q-Up or any of its Subsidiaries is a party or waive, release, or assign any material rights thereunder;

                  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business;

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (j) change its methods of accounting in effect at December 31, 1998 except as required by changes in GAAP as concurred to by S1's independent auditors;

                  (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Q-Up Plan or any agreement, arrangement, plan or policy between Q-Up or any Q-Up Subsidiary and one or more of its current or former directors or officers,
(ii) except as permitted by Section 5.1(c), increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, (iv) hire any new employee at a level of director or above at an annual base salary compensation in excess of $125,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, other than in the ordinary course of business consistent with past practice, (vi) promote to a rank of director or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

                  (l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (m) sell, purchase, enter into a lease, relocate, open or close any office;

                  (n) make any equity investment or commitment to make such an investment in any entity or real estate;

                  (o) make any investment, other than in the ordinary course of business consistent with past practices;

                  (p)      sell, purchase or lease any real property;

                  (q) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (r) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business, or enter into grants to future patent rights, other than as may be required by applicable Laws; or

                  (s)      agree or commit to do any of the actions set forth in
(a) - (r) above.

The consent of S1 to any action by Q-Up or any Q-Up Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of S1.

         5.2      COMPLIANCE WITH ANTITRUST LAWS.

         Each of S1 and Q-Up shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation and if applicable, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of S1 and Q-Up shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. S1 and Q-Up shall use their reasonable best efforts to take such action as may be required by: (a) the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include the willingness of S1 to accept an order agreeing to the divestiture, or the holding separate, of any assets of S1 or Q-Up which S1 reasonably determines to be material to S1 or to benefits of the transaction for which it has bargained for hereunder.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1      REGULATORY MATTERS.

                  (a) As promptly as practicable following the execution and delivery of this Agreement, if applicable, Q-Up and S1 will prepare and file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein if and as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed by the parties (the "ANTITRUST FILINGS"). The parties will comply with any requests for additional information relating to the Antitrust Filings and will use their reasonable best efforts to secure all required approvals of the Antitrust Filings.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the Antitrust Filings), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Q-Up and S1 shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Q-Up or S1, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and

Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

                  (c) S1 and Q-Up shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

         6.2      ACCESS TO INFORMATION.

                  (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Q-Up shall provide to the officers, employees, accountants, counsel and other representatives of S1, access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records and, during such period, Q-Up shall make available to S1 all information concerning its business, properties and personnel as S1 may reasonably request (except as to information which is confidential or competitively sensitive ("CONFIDENTIAL MATTERS")). S1 will hold all such information in confidence to the extent required by, and in accordance with, the provisions of THE CONFIDENTIAL INFORMATION AND NON-DISCLOSURE AGREEMENT BETWEEN THE PARTIES DATED AS OF FEBRUARY 1, 2000 (the "CONFIDENTIALITY AGREEMENT") as if the mutual purpose of S1 and Q-Up as expressly recited in Paragraph 1 thereof is to consummate the transactions contemplated hereby. The parties agree that the terms of the Confidentiality Agreement are incorporated by reference herein. The parties agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. The parties hereto agree and acknowledge that S1 has not had the opportunity to perform its due diligence investigation prior to the date hereof. Accordingly, in addition to the access contemplated by this Section 6.2(a), Q-Up shall cooperate fully with S1 to conduct a reasonable due diligence investigation of Q-Up, which investigation shall be completed by the close of business on March 15, 2000 (the "DUE DILIGENCE PERIOD").

                  (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, S1 shall and shall cause Merger Sub to, provide to the officers, employees, accountants, counsel and other representatives of Q-Up, access, during normal business hours during the period prior to the Effective Time, to such information regarding S1 (except as to Confidential Matters), as shall be reasonably necessary for Q-Up to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Q-Up to confirm that the representations and warranties of S1 contained herein are true and correct and that the covenants of S1 contained herein have been performed in all material respects. S1 also will provide a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state banking Laws and all other information concerning its business as Q-Up may reasonably request (except Confidential Matters). Q-Up will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree and acknowledge that Q-Up has not had the opportunity to perform its due diligence investigation prior to the date hereof. Accordingly, S1 shall cooperate fully with Q-Up to conduct a reasonable due diligence investigation of S1, which investigation shall be completed within the Due Diligence Period.

                  (c) No investigation by either party or its representatives shall affect the representations and warranties of the other party set forth herein.

                  (d) Q-Up shall provide S1 with true, correct and complete copies of all financial information provided to directors of Q-Up in connection with meetings of its Boards of Directors or committees thereof, except as to Confidential Matters.

         6.3      LEGAL CONDITIONS TO MERGER.

         Each of the parties hereto shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and
(b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by S1 or Q-Up in connection with the Merger and the other transactions contemplated by this Agreement.

         6.4      STOCK EXCHANGE LISTING.

         S1 shall cause the shares of S1 Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market System (or such other national securities exchange on which the S1 Common Stock has become listed, or approved for listing) prior to the Closing.

         6.5      EMPLOYEES.

                  As soon as practicable after the execution of this Agreement, Q-Up and S1 shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Q-Up employee plans immediately prior to the Effective Time, if appropriate) so as to provide benefits to Q-Up employees initially upon the Merger which are generally equivalent to those being provided to employees of S1 at the Effective Time.

         6.6      ADDITIONAL AGREEMENTS.

         In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by either party or any such person. S1 shall cause Merger Sub to perform all of its obligations under this Agreement and the transactions contemplated hereby.

         6.7      ADVICE OF CHANGES.

         S1 and Q-Up shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on S1 or Q-Up, as the case may be, or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Q-Up or S1, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof. Q-Up shall deliver to S1, no later than three business days prior to the end of the Due Diligence Period, a true, correct and complete copy of the balance sheet of Q-Up as of the end of the fiscal year ending December 31, 1999 and the related statements of income, shareholders' equity and cash flows for such fiscal year, accompanied by the audit report of Ernst & Young LLP. S1 shall deliver to Q-Up, no later than three business days prior to the end of the Due Diligence Period, a true, correct and complete copy of the balance sheet of S1 as of the end of the fiscal year ending December 31, 1999 and the related statements of income, stockholders' equity and cash flows for such fiscal year, accompanied by the audit report of PricewaterhouseCoopers LLP.

         6.8      CURRENT INFORMATION.

         S1 and Q-Up shall promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving it, and will keep such other fully informed of such events.

         6.9      TRANSACTION EXPENSES OF Q-UP.

                  (a) For planning purposes, Q-Up shall, within 15 days from the date hereof, provide S1 with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Q-Up in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Q-Up shall promptly notify S1 if or when it determines that it will expect to exceed its budget.

                  (b) Promptly after the execution of this Agreement, Q-Up shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Q-Up shall accrue and/or pay all of such amounts promptly thereafter.

         6.10     FORM S-8.

                  S1 agrees to file a registration statement on Form S-8 for the shares of S1 Common Stock issuable with respect to assumed Q-Up stock options, as described in Section 1.6 of this Agreement as soon as reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

         6.11     INDEMNIFICATION OF Q-UP.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Q-Up (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Q-Up or any of Q-Up's subsidiaries, or a trustee administering an employee benefit plan of Q-Up or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (an "INDEMNIFIABLE CLAIM"), the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by applicable law and the articles of incorporation and bylaws of Q-Up.

                  (b) It is understood and agreed that after the Effective Time, the Surviving Corporation and S1 shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the articles of incorporation and bylaws of the Surviving Corporation or the certificate of incorporation and bylaws of S1, as may be the case, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses which the Surviving Corporation or S1, as the case may be, shall pay in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation in connection with an Indemnifiable Claim, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to S1; provided, however, that (1) S1 shall have the right to assume the defense thereof and upon such assumption S1 shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if S1 elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between S1 and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to S1, and S1 shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) S1 shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party and one firm of local counsel, and (3) no settlement or compromise may be made without the joint consent or approval of S1 and any such Indemnified Party (which consent shall not be unreasonably withheld). The parties hereto agree that, following the Effective Time, the Articles of Incorporation and By-laws of the Surviving Corporation shall not be amended to limit the indemnification provided for in this Section 6.11.

                  (c) S1 and the Surviving Corporation shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (1) S1 would be permitted to advance such expenses pursuant to the Delaware General Corporation Law ("DGCL") and S1's certificate of incorporation or bylaws, and (2) S1 receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by S1 pursuant to the DGCL and S1's certificate of incorporation or bylaws, Q-Up's articles of incorporation or bylaws, or this Agreement. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify S1 thereof; provided, however, that the failure to so notify shall not affect the obligations of S1 under this Section 6.11 except to the extent such failure to notify materially prejudices S1. S1's obligations under this Section 6.11 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         6.12     INDEMNIFICATION OF S1.

         Subject to the terms of Section 6.13 below, the shareholders of Q-Up agree to indemnify, defend and hold harmless S1 and the officers and directors of S1 for one year after the Effective Time from and against any and all Damages to the extent such Damages arise out of, result from or relate to:

                  (a) a breach of any representation or warranty made by Q-Up contained in this Agreement; or

                  (b) a breach of any covenant, agreement or undertaking made by Q-Up in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Q-Up pursuant to this Agreement.

         6.13     CLAIM FOR INDEMNIFICATION.

         Any claim for indemnification must be made by a written notice to the party against whom indemnification is sought. Such notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed. Any claim for indemnification by S1 shall be paid first by means of the release of a number of the Escrow Shares from escrow to S1, in accordance with the provisions of the Escrow Agreement. Once all of the Escrow Shares have been released from escrow, any additional claim for indemnification by S1 shall be paid by the Q-Up Shareholders in cash or, at the sole discretion of the Q-Up Shareholders, in shares of S1 Common Stock based upon the Fair Value (as defined below) per share of S1 Common Stock as of such date; provided that the aggregate indemnification amount provided by the Q-Up Shareholders hereunder shall not exceed 50% of the Fair Value as of the Closing Date of such number of shares of S1 Common Stock computed as follows (x) the total number of shares of S1 Common Stock received by the Q-Up Shareholders pursuant to Article I hereto minus (y) any shares of S1 Common Stock sold by the Q-Up Shareholders pursuant to any applicable registration statement filed hereunder. Notwithstanding anything in this Agreement to the contrary, (i) the indemnification amount provided hereunder by the shareholders of Q-Up who do not constitute the Q-Up Shareholders shall be limited to each holder's respective portion of the Escrow Shares, and (ii) the parties shall not be entitled to indemnification payments until the aggregate amount of Damages for which the party would otherwise be entitled to receive such payments exceeds $100,000; provided, however, the parties shall be entitled to indemnification for all Damages based upon a claim of fraud without regard to such aggregate amount. The "FAIR VALUE" per share of S1 Common Stock, as may be determined from time to time, shall equal the average closing asking price per share for S1 Common Stock for the three previous trading days on which shares of S1 Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System, or such other national securities exchange on which such shares are then traded).

         6.14     LOCK-UP.

                  (a) The holders of Q-Up Preferred Stock shall not be permitted to sell any shares of S1 Common Stock received upon conversion of such Q-Up Preferred Stock pursuant to this Agreement except as follows: up to a number of shares of S1 Common Stock in the aggregate equal to the lesser of (A) such number of shares of S1 Common Stock equal to $35,000,000 divided by the Fair Value of S1 Common Stock, measured as of the close of business on the day before the S1 Secondary Offering (as defined herein) is declared effective by the SEC, or (B) 50% of the S1 Common Stock received by such holders, may be sold immediately after the Closing Date; and up to 100% of the S1 Common Stock received by such holders may be sold upon the earlier to occur of the following
(x) 90 days following the closing of the S1 Secondary Offering, or (y) September 30, 2000; provided however, if the S1 Secondary Offering has not been filed with the SEC within 30 days following the Closing Date, then up to 100% of the S1 Common Stock received by such holders may be sold beginning on the 31st day following the Closing Date.

                  (b) The Q-Up Shareholders shall not be permitted to sell any shares of S1 Common Stock received upon conversion of such Q-Up Common Stock pursuant to this Agreement except as follows: up to 10% of the S1 Common Stock received may be sold immediately after the Closing Date; up to an additional 30% of the S1 Common Stock received may be sold twelve months after the Closing Date; up to an additional 30% of the S1 Common Stock received may be sold twenty-four months after the Closing Date; and up to an additional 30% of the S1 Common Stock received may be sold thirty-six months after the Closing Date.

                  (c) All other holders of Q-Up Capital Stock who receive shares of S1 Common Stock in the Merger will not be subject to any lock-up restrictions in connection herewith.

                  (d) The agreements set forth in this Section 6.14 shall be memorialized by the Q-Up Shareholder Agreement attached hereto as EXHIBIT C, which Q-Up shall cause each of the holders of Q-Up Preferred Stock and the Q-Up Shareholders to execute and deliver to S1 prior to Closing.

         6.15     ADDITIONAL OPTIONS.

                  Prior to the Closing Date, Q-Up may grant up to 6,936,530 options to purchase shares of Q-Up Common Stock to such employees of Q-Up and in such amounts as are set forth at Section 6.15 of the Q-Up Disclosure Schedule. The exercise price of such options shall be the lower of (i) the closing asking price per share for S1 Common Stock for the last day on which shares of S1 Common Stock are actually traded immediately prior to the Closing Date (as reported on the Nasdaq Stock Market National Market System), multiplied by the Exchange Ratio or (ii) $105.777 multiplied by the Exchange Ratio. The options granted to each optionee shall be assumed by S1 in accordance with Section 1.6 hereof and shall vest over four years, 25% at each one year anniversary of the date of grant, so long as the optionee continues to be employed by S1 or its Subsidiaries.

         6.16     REGISTRATION RIGHTS.

                  (a) S1 will register the shares received by the holders of Q-Up Capital Stock in the Merger (excluding those received pursuant to Section 1.4(a)(ii) hereof) with the SEC on Form S-3, as described below:

                  (1) If, as of the Effective Time, S1 has filed, plans to file, or is in the process of filing any underwritten public offering of S1 Common Stock (the "S1 SECONDARY OFFERING"), then the holders of Q-Up Preferred Stock may, at the sole discretion of the managing underwriter of the S1 Secondary Offering, sell up to a number of shares of S1 Common Stock in the aggregate equal to the lesser of (A) such number of shares of S1 Common Stock equal to $35,000,000 divided by the Fair Value of S1 Common Stock, measured as of the close of business on the day before the S1 Secondary Offering is declared effective by the SEC, or (B) 50% of the shares of S1 Common Stock received by them in the Merger in the S1 Secondary Offering. In addition to the foregoing, S1 shall (I) cause a registration statement to be filed upon the earlier to occur of the following (x) 90 days following closing of the S1 Secondary Offering (or as soon as possible thereafter if S1 does not then have available financial statements eligible for inclusion or incorporation by reference into a Form S-3), or (y) September 30, 2000 (or as soon as possible thereafter if S1 does not then have available financial statements eligible for inclusion or incorporation by reference into a Form S-3), (II) seek to get it declared effective as soon as possible thereafter, and (III) keep it effective until the earlier of (i) the first anniversary of the Closing Date or (ii) until all such shares are sold;

                  (2) If, as of the Effective Time, S1 has filed, plans to file, or is in the process of filing the S1 Secondary Offering, then the holders of Q-Up Common Stock may, at the sole discretion of the managing underwriter of the S1 Secondary Offering, sell up to such number of shares of S1 Common Stock then issued to and available for sale by such holders pursuant to Section 6.14(b) (excluding those shares received pursuant to Section 1.4(a)(ii) hereof), it being understood that, in the event the managing underwriter of the S1 Secondary Offering deems it necessary to reduce the total number of shares of S1 Common Stock to be sold in the S1 Secondary Offering by the holders of Q-Up Capital Stock pursuant to this Section 6.16, such reduction shall first be applied to the shares of S1 Common Stock available for sale by the holders of Q-Up Common Stock. If the holders of Q-Up Common Stock do not have the opportunity to sell the full number of shares of S1 Common Stock available for sale by such holders in the S1 Secondary Offering, S1 shall (I) cause a registration statement to be filed as soon as practicable following the closing of the S1 Secondary

                      Offering, (II) seek to get it declared effective as soon as possible thereafter, and (III) keep it effective until the earlier of (i) the first anniversary of the Closing Date or (ii) until all such shares are sold; provided however that any holder of Q-Up Common Stock who is not a Q-Up Shareholder may sell up 100% of his, her or its shares of S1 Common Stock received in the Merger in the registration statement contemplated hereunder;

                  (3) Notwithstanding anything to the contrary contained herein, if the S1 Secondary Offering has not been filed with the SEC within 30 days following the Closing Date, then S1 shall, for the purpose of registering 100% of the shares of S1 Common Stock received by the holders of Q-Up Preferred Stock in the Merger and 10% of the shares of S1 Common Stock received by the holders of Q-Up Common Stock in the Merger, (I) cause a registration statement to be filed within 3 business days following such date, (II) seek to get it declared effective as soon as possible thereafter, and (III) keep it effective until the earlier of (i) the first anniversary of the Closing Date or (ii) until all such shares are sold; provided however that any holder of Q-Up Common Stock who is not a Q-Up Shareholder may sell up 100% of his, her or its shares of S1 Common Stock received in the Merger in the registration statement contemplated hereunder; and

                  (4) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the S1 Common Stock issued to the holders of Q-Up Capital Stock in the Merger to the public without registration, S1 agrees to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act and file with the SEC in a timely manner all reports and other documents required of S1 under the Securities Act and the Exchange Act. Except for transfer taxes, if any, relating to the sale of S1 Common Stock by the holders of Q-Up Capital Stock, the fees and expenses of such holders' counsel, and such holders' pro rata portion of any underwriting discounts or commissions or the equivalent thereof, S1 shall pay all expenses incident to the Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with Blue Sky Laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for S1 and all independent certified public accountants and other persons retained by S1.

                  (b) In the event that any S1 Common Stock owned by any former Q-Up shareholder is sold by means of a registration statement filed pursuant to this Section 6.16, Q-Up shall cause each such former Q-Up shareholder (for the purposes of this paragraph 6.16(b), the "INDEMNIFYING PERSON") to indemnify and hold harmless S1, each of S1's officers and directors, and each person, if any, who controls or may control S1 within the meaning of the Securities Act (for the purposes of this paragraph 6.16(b), S1, its officers and directors, and any such other persons being hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by such Indemnified Person, directly or indirectly (collectively, hereinafter referred to in the singular as a "CLAIM" and in the plural as "CLAIMS"), based upon, arising out of, or resulting from (i) any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary in order to make the statements made therein not misleading, or (ii) any untrue statement of a material fact contained in the prospectus, or any supplement or amendment thereto, or any omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in each case, only to the extent that such Claim is based upon, arises out of or results from information furnished to S1 by such former Q-Up shareholder for use in connection with the registration statement.

                  (c) S1 (for the purposes of this paragraph 6.16(c), the "INDEMNIFYING PERSON") agrees to indemnify and hold harmless each former Q-Up shareholder whose S1 Common Stock is sold by means of a registration statement pursuant to this Section 6.16 (for the purposes of this paragraph 6.16(c), such persons also being hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against all Claims based upon, arising out of, or resulting from (i) any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading, or (ii) any untrue statement of a material fact contained in the prospectus, or any supplement or amendment thereto, or any omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such Claim is based upon, arises out of or results from information furnished to S1 by such former Q-Up shareholder for use in the registration statement.

                  (d) The indemnification set forth herein shall be in addition to any liability S1 or any former Q-Up shareholders may otherwise have in connection with any registration of such S1 Common Stock. Within a reasonable time after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Section 6.16, such Indemnified Person shall submit written notice thereof to Indemnifying Person. The failure of the Indemnified Person so to notify the Indemnifying Person of any such Claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such failure, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such failure. In addition, the failure of the Indemnified Person to so notify the Indemnifying Person of any such Claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise, or settlement (without admitting liability of the Indemnifying Person or the Indemnified Person) of any such Claim asserted, such defense, compromise, or settlement to be undertaken at the expense and risk of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, which counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner. In the event the Indemnifying Person shall fail to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise, or settlement (without admitting liability of the Indemnified Person or the Indemnifying Person) thereof on behalf of and for the account and risk of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. In the event that any Claim shall arise out of a transaction or cover any period or periods wherein S1 and any such former Q-Up shareholders shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall, each choosing its own counsel and bearing its own expenses, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of S1 and each such former Q-Up shareholder. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any Claim if such settlement is effected without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

                  (e) S1 shall have no obligation to include any S1 Common Stock owned by any former Q-Up shareholder in any registration statement filed pursuant to this Section 6.16 unless and until such former Q-Up shareholder has furnished S1 with all information and statements about or pertaining to such former Q-Up shareholder in such reasonable detail and on such timely basis as is reasonably deemed by S1 to be necessary or appropriate for the preparation of the registration statement.

                  (f) Whenever any S1 Common Stock held by any former Q-Up shareholder is registered on a registration statement filed pursuant to this
Section 6.16, S1 shall:

                  (1) furnish to such former Q-Up shareholder the number of copies of such registration statement, each amendment and supplement thereto, the prospectus contained in such registration statement (including each preliminary prospectus), and such other documents as each such former Q-Up shareholder may reasonably request;

                  (2) if required by applicable law, use reasonable efforts to register or qualify such shares under the state blue sky or securities laws ("BLUE SKY LAWS") of such jurisdictions as such former Q-Up shareholder reasonably requests (and to keep such registrations and qualifications effective for a period of three months, or until each such former Q-Up shareholder has completed the distribution of such shares, whichever occurs first), and to do any and all other acts and things that may be reasonably necessary or advisable to enable each such former Q-Up shareholder to consummate the disposition of such shares in such jurisdictions; provided, however, that S1 will not be required to do any of the following: (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 6.16, (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction; and

                  (3) promptly notify such former Q-Up shareholder at any time when a prospectus relating thereto is required to be delivered under applicable federal securities laws during the period that S1 is required to keep the registration statement effective, of the occurrence of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of such shares, the prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         6.17     DISCLOSURE SCHEDULE.

                  S1 and Q-Up shall each, within 7 calendar days hereof, deliver to the other party a complete copy of their respective Disclosure Schedule.

         6.18     OTHER TRANSACTIONS.

                  During the period from the date of this Agreement until the earlier of (i) the first anniversary of the termination of this Agreement by Q-Up pursuant to Sections 8.1(e) or 8.1(f) hereof by reason of a willful or intentional breach of S1's representations or warranties or a willful or intentional failure of S1 to perform its covenants and agreements under this Agreement, or (ii) the Effective Time, S1 shall not, and shall not permit any of its Subsidiaries to, authorize or knowingly permit or encourage, directly or indirectly through any officer, director, employee or agent, any proposal for, hold substantive discussions or negotiations with, or knowingly provide any nonpublic information to any entity listed at Section 6.18 of the Q-Up Disclosure Schedule concerning any merger, consolidation or other business combination, the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of an entity listed on Section 6.18 of the Q-Up Disclosure Schedule (each, an "S1 ACQUISITION TRANSACTION").

         6.19     NO SOLICITATION.

                  (a) The parties hereto acknowledge and recognize that in the course of their due diligence investigation, each will become acquainted with confidential information of the other party relating to persons, firms and corporations which are, will become or are known to be potential clients or customers of the other parties hereto (each, a "CLIENT"), either through direct or indirect contact by Q-Up or S1 or their respective agents (whether prior to or after the date hereof). The parties agree that they will not, without the prior written consent of the other party, prior to the Effective Time, use any such confidential information for the purpose of inducing or attempting to induce any Client to become a client and/or customer of the other party or of any person, firm or corporation with which either Q-Up or S1 is affiliated in any capacity other than as agreed.

                  (b) Prior to the Effective Time and for one year following the termination of this Agreement for any reason, neither party shall directly or indirectly solicit the employment of, employ or induce the termination of employment of, any current employee of the other party.

         6.20     CHARTER AMENDMENT.

         Prior to the Closing Date, Q-Up's board of directors shall approve and adopt Amended and Restated Articles of Incorporation of Q-Up (the "AMENDED AND RESTATED ARTICLES OF INCORPORATION") to provide for the conditions set forth in the Waiver Agreement, executed as of the date hereof, a copy of which is attached at Section 6.20 of the Q-Up Disclosure Schedule.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

         The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a)      SHAREHOLDER APPROVAL.

                  This Agreement, including the Articles of Merger and the Merger, shall have been approved and adopted by the requisite vote of the holders of Q-Up Capital Stock.

                  (b)      STOCK EXCHANGE LISTING.

                  The shares of S1 Common Stock which shall be issued in the Merger (including the S1 Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market System (or such other national securities exchange on which the S1 Common Stock may become listed).

                  (c)      NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY; HSR ACT.

                  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Articles of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. All waiting periods, if any, under the HSR Act or foreign merger notification requirements, if applicable, relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

         7.2      CONDITIONS TO OBLIGATIONS OF S1 AND MERGER SUB.

         The obligations of S1 and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by S1 at or prior to the Effective Time of the following conditions:

                  (a)      REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of Q-Up set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. S1 shall have received a certificate signed on behalf of Q-Up by each of the chief executive officer and the chief financial officer of Q-Up to the foregoing effect.

                  (b)      PERFORMANCE OF COVENANTS AND AGREEMENTS OF Q-UP.

                  Q-Up shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on any of Q-Up, S1 or the Surviving Corporation. S1 shall have received a certificate signed on behalf of Q-Up by each of the chief executive officer and the chief financial officer of Q-Up to such effect.

                  (c)      CONSENTS UNDER AGREEMENTS.

                  The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by S1, to the extent applicable, to any obligation, right or interest of Q-Up under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on Q-Up or S1.

                  (d)      NO PENDING GOVERNMENTAL ACTIONS.

                  No proceeding initiated by any Governmental Entity seeking an Injunction preventing consummation of the Merger shall be pending or shall have been threatened in writing.

                  (e)      NO MATERIAL ADVERSE EFFECT.

                  There shall have been no Material Adverse Effect with respect to Q-Up, which is continuing.

                  (f)      Q-UP SHAREHOLDER AGREEMENT.

                  The Q-Up Shareholder Agreement has been duly and validly executed and delivered to S1 by the Q-Up Shareholders and the holders of Series A Convertible Stock.

                  (g)      UPDATED Q-UP DISCLOSURE SCHEDULE.

                  Q-Up shall have delivered to S1 its supplemented or amended Disclosure Schedule.

                  (h)       DELIVERY OF Q-UP SHARES.

                  Q-Up shall have delivered all outstanding Certificates to S1.

                  (i)      AUDITED FINANCIAL STATEMENTS.

                  Q-Up shall have provided S1 with its audited financial statements for the year ending December 31, 1999.

                  (j)      AMENDED AND RESTATED ARTICLES.

                  Q-Up shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Texas.

                  (k)      NONCOMPETITION AGREEMENT.

                  The Noncompetition Agreement has been duly and validly executed and delivered to S1 by Robert H. Seale III and Daniel Martin.

                  (l)      Q-UP TAX REPRESENTATION LETTER.

                  S1 and Merger Sub shall have received from Q-Up, in form and substance reasonably satisfactory to them, a certificate signed by an authorized officer of Q-Up setting forth certain facts and representations of Q-Up as relates to the federal income tax treatment of the Merger.

         7.3      CONDITIONS TO OBLIGATIONS OF Q-UP.

         The obligations of Q-Up to effect the Merger are subject to the satisfaction or waiver by Q-Up at or prior to the Closing of the following conditions:

                  (a)      REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of S1 and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Q-Up shall have received a certificate signed on behalf of S1 by each of the Chief Executive Officer and the Chief Financial Officer of S1 to the foregoing effect.

                  (b)      PERFORMANCE OF COVENANTS AND AGREEMENTS OF S1.

                  S1 and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on Q-Up,

S1 or the Surviving Corporation. Q-Up shall have received a certificate signed on behalf of S1 by each of Chief Executive Officer and the Chief Financial Officer of S1 to such effect.

                  (c)      NO MATERIAL ADVERSE EFFECT.

                  There shall have been no Material Adverse Effect with respect to S1, which is continuing.

                  (d)      UPDATED S1 DISCLOSURE SCHEDULE.

                  S1 shall have delivered to Q-Up its supplemented or amended Disclosure Schedule.

                  (e)      AUDITED FINANCIAL STATEMENTS.

                  S1 shall have provided Q-Up with its audited financial statements for the year ending December 31, 1999.

                  (f)      CONSENTS UNDER AGREEMENTS.

                  The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by S1, to the extent applicable, to any obligation, right or interest of Q-Up under any loan or credit agreement, note, mortgage, indenture, lease, license, customer contract or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on Q-Up or S1.

                  (g)      NO PENDING GOVERNMENTAL ACTIONS.

                  No proceeding initiated by any Governmental Entity seeking an Injunction preventing consummation of the Merger shall be pending or shall have been threatened in writing.

                  (h)      S1 TAX REPRESENTATION LETTER.

                  Q-Up shall have received from S1 and Merger Sub, in form and substance reasonably satisfactory to it, a certificate signed by an authorized officer of each of S1 and Merger Sub setting forth certain facts and representations of S1 and Merger Sub as relates to the federal income tax treatment of the Merger.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1      TERMINATION.

         This Agreement may be terminated at any time prior to the Effective Time, or such shorter period as specified in Section 8.1(i) below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Q-Up:

                  (a) by mutual consent of S1 and Q-Up in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either S1 or Q-Up if a Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (c) by either S1 or Q-Up if the Merger shall not have been consummated on or before May 31, 2000, unless the failure of the Closing to occur by such date shall be due to (i) the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) the failure to receive any required HSR approval;

                  (d) by either S1 or Q-Up (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of Q-Up required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders (at any adjournment or postponement thereof) or by written consent in lieu thereof, respectively;

                  (e) by either S1 or Q-Up (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer;

                  (f) by either S1 or Q-Up (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer, except in each case where such breach does not or would not have a Material Adverse Effect on any of Q-Up, S1 or the Surviving Corporation;

                  (g)      by S1, if Q-Up's Board of Directors, for any reason,
(i) withdraws or amends or modifies in a manner adverse to S1 or fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby, (ii) approves or recommends any third party proposal for an Acquisition Transaction that is inconsistent with the transactions contemplated by this Agreement, (iii) fails to recommend rejection of a tender or exchange offer relating to Q-Up's securities which is commenced by a third party not affiliated with S1, within ten business days from the date the tender or exchange offer commenced, or (iv) violates Section 5.1(e) of this Agreement;

                  (h)      by S1 if:

                           (i) Q-Up's revenues, as measured in accordance with GAAP, for the first calendar quarter of the year 2000 are less than $3,212,580 provided, that, Q-Up shall be operated in the ordinary course of its business consistent with its past practices during that certain period; or

                           (ii) any ten of Q-Up's customers, as of the date hereof, cancel or suspend their relationship with Q-Up following the date hereof; provided that such cancellation or suspension shall not apply in the case of a merger, sale or consolidation of such a customer.

                  (i) by either party upon approval of its Board of Directors at any time during the Due Diligence Period, if upon completion of its legal, financial and business due diligence investigation contemplated in
Section 6.2 hereof, such party shall have reasonably determined that, based on matters discovered in such due diligence investigation, consummation of the Merger would not result in such party obtaining the benefits for which it bargained in this Agreement; it being understood and agreed that (i) the direct effect of the public announcement, pendency or consummation of the Merger or
(ii) changes in stock market conditions or general economic conditions or changes affecting the industry generally in which such party operates are not within the bargained for benefits contemplated in this Section 8.1(i).

         8.2      EFFECT OF TERMINATION.

         In the event of termination of this Agreement by either S1 or Q-Up as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the third to last sentence of Section 6.2(a) and Sections 6.18, 6.19(b) and 8.2 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

         8.3      AMENDMENT.

         Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Q-Up; provided, however, that after any approval of the transactions contemplated by this Agreement by Q-Up's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which (i) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Q-Up, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or
(iii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of Q-Up. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4      EXTENSION; WAIVER.

         At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1      CLOSING.

         Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. at the offices of Hogan & Hartson L.L.P., counsel to S1, as soon as reasonably practicable upon satisfaction or waiver of all conditions precedent specified under Article VII hereof, or on such other date, place and time as the parties may agree in writing (the "CLOSING DATE").

         9.2      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant to this Agreement shall survive for one year after the Effective Time; provided, however, Section 3.9 shall survive until the expiration of the statute of limitations relating to an assessment of the relevant tax.

         9.3      EXPENSES; BREAKUP FEE.

         Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided that all filing and other fees paid to the SEC shall be borne by S1. If this Agreement is terminated by S1 under Sections 8.1(e) or 8.1(f) by reason of a willful or intentional breach of Q-Up's representations or warranties or a willful or intentional failure of Q-Up to perform its covenants and agreements under this Agreement, Q-Up shall pay all documented, reasonable costs and expenses up to $250,000 incurred by S1 in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $5,000,000; provided that if this Agreement is terminated by S1 pursuant to the foregoing and (i) Q-Up shall consummate any Q-Up Disposition Transaction within one year from the date of such termination or (ii) Q-Up shall file a registration statement with the SEC for the purpose of making an initial public offering of its securities within one year from the date of such termination, Q-Up shall pay S1 an additional fee of $5,000,000. If this Agreement shall be terminated by Q-Up under Sections 8.1(e) or 8.1(f) by reason of a willful or intentional breach of S1's representations or warranties or a willful or intentional failure of S1 to perform its covenants and agreements under this Agreement, S1 shall pay all documented, reasonable costs and expenses up to $250,000 incurred by Q-Up in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $5,000,000; provided that if this Agreement is terminated by Q-Up pursuant to the foregoing and S1 shall consummate any S1 Acquisition Transaction within one year from the date of such termination, S1 shall pay Q-Up an additional fee of $5,000,000. As used in this Section 9.13, Q-Up Disposition Transaction shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving Q-Up, or (iii) other than through the Merger and the transactions contemplated or permitted by this Agreement, the acquisition in any manner, whether in one transaction or a series of transactions, of a substantial equity interest in, or a substantial portion of the assets of Q-Up involving or contemplating the acquisition or purchase of more than 20% in the aggregate, in the case of capital stock, or 20% in the case of the assets of Q-Up, as well as any lease or sale transaction out of the ordinary course of business of more than 20% of the assets of Q-Up.

         9.4      NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to S1, to:
                           S1 Corporation
                           3390 Peachtree Road, NE
                           Suite 1700
                           Atlanta, GA 30326
                           Attn.:  Chief Financial Officer
                           with a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, DC 20004
                           Attn.:  Stuart G. Stein, Esq.

                  and

                  (b)      Q-Up Systems, Inc.
                           12401 Research Boulevard
                           Building One, Suite 400
                           Austin, TX 78759

                           with a copy (which shall not constitute notice) to:

                           Gray Cary Ware & Freidenrich LLP
                           100 Congress Avenue
                           Suite 1440
                           Austin, TX 78701
                           Attn.:   J. Nixon Fox III

         9.5      INTERPRETATION.

         When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.6      COUNTERPARTS.

         This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.7      ENTIRE AGREEMENT.

         This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Articles of Merger or the Q-Up Shareholder Agreement.

         9.8      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

         9.9      ENFORCEMENT OF AGREEMENT.

         The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10     SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.11     PUBLICITY.

         Except as otherwise required by law or the rules of The Nasdaq Stock Market (or such other exchange on which the S1 Common Stock may become listed), so long as this Agreement is in effect, neither S1 nor Q-Up shall, or shall permit any of S1's or Q-Up's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Articles of Merger or the Q-Up Shareholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         9.12     ASSIGNMENT; LIMITATION OF BENEFITS.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.13     ADDITIONAL DEFINITIONS.

         In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

         "AFFILIATED PERSON": any director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

         "KNOWLEDGE" or "KNOW" means with respect to a party hereto, with respect to a matter in question, that the directors or any executive officer of such party has actual knowledge of such matter.

         "LAWS": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

         "MATERIAL ADVERSE EFFECT": with respect to S1 or Q-Up, as the case may be, means a condition, event, change or occurrence that has had or would have a material adverse effect upon S1 or Q-Up, as the case may be, taking into account
(A) the business, customers, assets, capitalization, financial condition and results of operations of S1 or Q-Up, other than as a result primarily of (i) the direct effect of the public announcement, pendency or consummation of the Merger or (ii) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or (B) the ability of S1 or Q-Up to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, S1, Merger Sub, Q-Up and, for the limited purposes set forth in Sections 6.12 and 6.13 herein, the Q-Up Shareholders have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                   S1 CORPORATION


                                   By: /s/ DH Drechsel
                                      -----------------------------------------

                                   Name: DH Drechsel
                                        ---------------------------------------

                                   Title: COO
                                         --------------------------------------


                                   AUSTIN ACQUISITION CORPORATION


                                   By: /s/ DH Drechsel
                                      -----------------------------------------

                                   Name: DH Drechsel
                                        ---------------------------------------

                                   Title: COO
                                         --------------------------------------


                                   Q-UP SYSTEMS, INC.


                                   By:/s/ LD Martin
                                      -----------------------------------------

                                   Name: LD Martin
                                        ---------------------------------------

                                   Title: President
                                         --------------------------------------


                                   /s/ Robert H. Seale, III
                                   --------------------------------------------
                                   Robert H. Seale, III

                                   /s/ L. Daniel Martin
                                   --------------------------------------------
                                   L. Daniel Martin


                                   RHS INVESTMENTS-1, L.P.

                                   By: RS & TS Corporation, its general partner
                                      -----------------------------------------

                                   By:   /s/ Robert H. Seale, III
                                      -----------------------------------------
                                      Robert H. Seale, III

                                   Robert C. Bruckner
                                   --------------------------------------------
                                   Robert C. Buckner


                                   LDC CONSULTING, a sole proprietorship


                                   By: /s/ Lawrence D. Hausman-Cohen
                                      -----------------------------------------
                                       Lawrence D. Hausman-Cohen
                                       Sole Proprietor

                                   By: /s/ Lawrence D. Hausman-Cohen
                                      -----------------------------------------
                                       Lawrence D. Hausman-Cohen

                                   /s/ Wade Sanders
                                   --------------------------------------------
                                   Wade Sanders

                                   /s/ Jack McDonald
                                   --------------------------------------------
                                   Jack McDonald

                                   /s/ Tony Flagg
                                   --------------------------------------------
                                   Tony Flagg